AMENDED DISTRIBUTION AND SERVICE PLAN AND AGREEMENT

                                      WITH

                      OPPENHEIMER FUNDS DISTRIBUTOR, INC.

                             FOR CLASS C SHARES OF

                 OPPENHEIMER MAIN STREET INCOME & GROWTH FUND


DISTRIBUTION AND SERVICE PLAN AND AGREEMENT (the "Plan") dated the 1st day of December, 1993, by and between OPPENHEIMER MAIN STREET FUNDS, INC. (the "Corporation") on behalf of OPPENHEIMER MAIN STREET INCOME & GROWTH FUND (the "Fund"), a series of the Corporation, and OPPENHEIMER FUNDS DISTRIBUTOR, INC. (the "Distributor").

1. The Plan. This Plan is the Fund's written distribution and service plan for Class C shares of the Fund (the "Shares"), contemplated by Rule 12b-1 (the "Rule") under the Investment Company Act of 1940 (the "1940 Act"), pursuant to which the Fund will compensate the Distributor for a portion of its costs incurred in connection with the distribution of Shares, and the personal service and maintenance of shareholder accounts that hold Shares ("Accounts"). The Fund may act as distributor of securities of which it is the issuer, pursuant to the Rule, according to the terms of this Plan. The Distributor is authorized under the Plan to pay "Recipients," as hereinafter defined, for rendering (a) distribution assistance in connection with the sale of Shares and/or (b) administrative support services with respect to Accounts. Such Recipients are intended to have certain rights as third-party beneficiaries under this Plan. The terms and provisions of this Plan shall be interpreted and defined in a manner consistent with the provisions and definitions contained in (i) the 1940 Act, (ii) the Rule, (iii) Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc., or any applicable amendment or successor to such rule (the "NASD Conduct Rules"), and (iv) any conditions pertaining either to distribution related expenses or to a plan of distribution, to which the Fund is subject under any order on which the Fund relies, issued at any time by the United States Securities and Exchange Commission.

2. Definitions. As used in this Plan, the following terms shall have the following meanings:

      (a) "Recipient" shall mean any broker, dealer, bank or other person or entity which: (i) has rendered assistance (whether direct, administrative or both) in the distribution of Shares or has provided administrative support service with respect to Shares held by Customers (defined below) of the Recipient;

      (ii) shall furnish the Distributor (on behalf of the Fund) with such information as the Distributor shall reasonably request to answer such questions as may arise concerning the sale of Shares; and
      (iii) has been selected by the Distributor to receive payments under the Plan. Notwithstanding the foregoing, a majority of the Fund's Board of Directors (the "Board") who are not "interested persons" (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreements relating to this Plan (the "Independent Directors") may remove any broker, dealer, bank or other person or entity as a Recipient, whereupon such entity's rights as a third-party beneficiary hereunder shall terminate.

      (b) "Qualified Holdings" shall mean, as to any Recipient, all Shares owned beneficially or of record by: (i) such Recipient, or (ii) such brokerage or other customers or investment advisory or other clients of such Recipient and/or accounts as to which such Recipient is a fiduciary or custodian or co-fiduciary or co-custodian (collectively, the "Customers"), but in no event shall any such Shares be deemed owned by more than one Recipient for purposes of this Plan. In the event that two entities would otherwise qualify as Recipients as to the same Shares, the Recipient which is the dealer of record on the Fund's books shall be deemed the Recipient as to such Shares for purposes of this Plan.

3. Payments for Distribution Assistance and Administrative Support Services.

      (a) The Fund will make payments to the Distributor, within forty-five (45) days of the end of each calendar quarter, (i) in the aggregate amount of 0.0625% (0.25% on an annual basis) of the average during the calendar quarter of the aggregate net asset value of the Shares computed as of the close of each business day (the "Service Fee"), plus (ii) 0.1875% (0.75% on an annual basis) of the average during the calendar quarter of the aggregate net asset value of the Shares computed as of the close of each business day (the "Asset-Based Sales Charge"). Such Service Fee payments received from the Fund will compensate the Distributor and Recipients for providing administrative support services of the type approved by the Board with respect to Accounts. Such Asset-Based Sales Charge payments received from the Fund will compensate the Distributor and Recipients for providing distribution assistance in connection with the sale of Shares.

      The administrative support services in connection with the Accounts to be rendered by Recipients may include, but shall not be limited to, the following: answering routine inquires concerning the Fund, assisting in establishing and maintaining accounts or sub-accounts in the Fund and processing Share redemption transactions, making the Fund's investment plans and dividend payment options available, and providing such other information and services in connection with the rendering of personal services and/or the maintenance of Accounts, as the Distributor of the Fund may reasonably request. The distribution assistance in connection with the sale of Shares to be rendered by Recipients may include, but shall not be limited to, the following: distributing sales literature and prospectuses other than those furnished to current holders of the Fund's Shares ("Shareholders"), and providing such other information and services in connection with the distribution of Shares as the Distributor of the Fund may reasonably request. It may be presumed that a Recipient has provided distribution assistance or administrative support services qualifying for payment under the Plan if it has Qualified Holdings or Shares to entitle it to payments under the Plan.

      In the event that either the Distributor or the Board should have reason to believe that, notwithstanding the level of Qualified Holdings, a Recipient may not be rendering appropriate distribution assistance in connection with the sale of Shares or administrative support services for the Accounts, then the Distributor, at the request of the Board, shall require the Recipient to provide a written report or other information to verify that said Recipient is providing appropriate distribution assistance and/or services in this regard. If either the Distributor or the Board still is not satisfied, it may take appropriate steps to terminate the Recipient's status as such under the Plan, whereupon such entity's rights as a third-party beneficiary hereunder shall terminate.

      (b) (i) Service Fees. The Distributor shall make service fee payments to any Recipient quarterly, within forty-five (45) days of the end of each calendar quarter, at a rate not to exceed 0.0625% (0.25% on an annual basis) of the average during the calendar quarter of the aggregate net asset value of Shares, computed as of the close of each business day constituting Qualified Holdings owned beneficially or of record by the Recipient or by its Customers for a period of more than the minimum period (the "Minimum Holding Period"), if any, to be set from time to time by a majority of the Independent Directors.

      Alternatively, the Distributor may, at its sole option, make service fee payments ("Advance Service Fee Payments") to any Recipient quarterly, within forty-five (45) days of the end of each calendar quarter, at a rate not to exceed (A) 0.25% of the average during the calendar quarter of the aggregate net asset value of Shares, computed as of the close of business on the day such Shares are sold, constituting Qualified Holdings sold by the Recipient during that quarter and owned beneficially or of record by the Recipient or by its Customers, plus (B) 0.0625% (0.25% on an annual basis) of the average during the calendar quarter of the aggregate net asset value of Shares computed as of the close of each business day, constituting Qualified Holdings owned beneficially or of record by the Recipient or by its Customers for a period of more than one (1) year, subject to reduction or chargeback so that the Advance Service Fee Payments do not exceed the limits on payments to Recipients that are, or may be, imposed by Rule 2830 of the NASD Conduct Rules. The Advance Service Fee Payments described in part (A) of the preceding sentence may, at the Distributor's sole option, be made more often than quarterly, and sooner than the end of the calendar quarter. In the event Shares are redeemed less than one year after the date such Shares were sold, the Recipient is obligated and will repay to the Distributor on demand a pro rata portion of such Advance Service Fee Payments, based on the ratio of the time such shares were held to one (1) year.

      (ii) Asset-Based Sales Charge Payments. Irrespective of which alternative method of service fee payment is selected by the Distributor, the Distributor shall make asset-based sales charge payments to any Recipient quarterly, within forty-five (45) days of the end of each calendar quarter, at a rate not to exceed 0.1875% (0.75% on an annual basis) of the average during the calendar quarter of the aggregate net asset value of Shares computed as of the close of each business day constituting Qualified Holdings owned beneficially or of record by the Recipient or its Customers for a period of more than one (1) year. However, no such service fee or asset-based sales charge payments (collectively, the "Recipient Payments") shall be made to any Recipient for any such quarter in which its Qualified Holdings do not equal or exceed, at the end of such quarter, the minimum amount ("Minimum Qualified Holdings"), if any, to be set from time to time by a majority of the Independent Directors.


      (c) A majority of the Independent Directors may at any time or from time to time increase or decrease and thereafter adjust the rate of fees to be paid to the Distributor or to any Recipient, but not to exceed the rates set forth above, and/or direct the Distributor to increase or decrease the Minimum Holding Period or the Minimum Qualified Holdings. The Distributor shall notify all Recipients of the Minimum Qualified Holdings or Minimum Holding Period, if any, and the rates of Recipient Payments hereunder applicable to Recipients, and shall provide each Recipient with written notice within thirty (30) days after any change in these provisions. Inclusion of such provisions or a change in such provisions in a revised current prospectus shall constitute sufficient notice. The Distributor may make Plan payments to any "affiliated person" (as defined in the 1940 Act) of the Distributor if such affiliated person qualifies as a Recipient.

      (d) The  Distributor is entitled to retain from the payments  described in
      Section 3(a) the aggregate amount of (i) the Service Fee on Shares outstanding for less than the Minimum Holding Period, (ii) the Asset-Based Sales Charge on Shares outstanding for not more than the one (1) year, plus (iii) any additional Asset-Based Sales Charge payment which no Recipient qualifies to receive, in each case computed as of the close of each business day during that period and subject to reduction or elimination of such amounts under the limits to which the Distributor is, or may become, subject under Rule 2830 of the NASD Conduct Rules. Such amount is collectively referred to as the "Quarterly Limitation."

      The distribution assistance and administrative support services in connection with the sale of Shares to be rendered by the Distributor may include, but shall not be limited to, the following: (i) paying sales commissions to any broker, dealer, bank or other person or entity that sells Shares, and/or paying such persons Advance Service Fee Payments in advance of, and/or greater than, the amount provided for in Section 3(b) of this Plan; (ii) paying compensation to and expenses of personnel of the Distributor who support distribution of Shares by Recipients; (iii) paying of or reimbursing the Distributor for interest and other borrowing costs on unreimbursed Carry Forward Expenses (as hereafter defined) at the rate paid by the Distributor or, if such amounts are financed by the Distributor from its own resources or by an affiliate, at the rate of 1% per annum above the prime rate (which shall mean the most preferential interest rate on corporate loans at large U.S. money center commercial banks) then being reported in the Eastern edition of the Wall Street Journal (or if such prime rate is no longer so reported, such other rate as may be designated from time to time by the Distributor with the approval of the Independent Directors); (iv) other direct distribution costs of the type approved by the Board, including without limitation the costs of sales literature, advertising and prospectuses (other than those furnished to current Shareholders) and state "blue sky" registration expenses; and (v) any service rendered by the Distributor that a Recipient may render pursuant to part (a) of this Section 3.

      The Distributor's costs of providing the above-mentioned services are hereinafter collectively referred to as "Distribution and Service Costs." "Carry Forward Expenses" are Distribution and Service Costs that are not paid in the quarter in which they arise because they exceed the Quarterly Limitation. In the event that the Board should have reason to believe that the Distributor may not be rendering appropriate distribution assistance or administrative support services in connection with the sale of Shares, then the Distributor, at the request of the Board, shall provide the Board with a written report or other information to verify that the Distributor is providing appropriate services in this regard.

      (e)   The excess in any quarter of (i) the Quarterly Limitation
      plus any contingent deferred sales charge ("CDSC") payments recovered by the Distributor on the proceeds of redemption of Shares over (ii) Distribution and Service Costs during that quarter, shall be applied in the following order of priority: first to interest on unreimbursed Carry Forward Expenses, second to reduce any unreimbursed Carry Forward Expenses, third to reduce Distribution and Service Costs during that quarter, and fourth, to reduce the Asset Based Sales Charge payments by the Fund to the Distributor in that quarter. Carry Forward Expenses shall be carried forward by the Fund until payment can be made under the Quarterly Limitation.

      (f) Under the Plan, payments may be made to Recipients: (i) by OppenheimerFunds, Inc. ("OFI") from its own resources (which may include profits derived from the advisory fee it receives from the Fund), or (ii) by the Distributor (a subsidiary of OFI), from its own resources, from Asset-Based Sales Charge payments or from its borrowings.

4. Selection and Nomination of Directors. While this Plan is in effect, the selection and nomination of those persons to be Directors of the Fund who are not "interested persons" of the Fund ("Disinterested Directors") shall be committed to the discretion of such Disinterested Directors. Nothing herein shall prevent the Disinterested Directors from soliciting the views or the involvement of others in such selection or nomination if the final decision on any such selection and nomination is approved by a majority of the incumbent Disinterested Directors.

5. Reports. While this Plan is in effect, the Treasurer of the Fund shall provide written reports to the Fund's Board for its review, detailing distribution expenditures properly attributable to the Shares, including the amount of all payments made pursuant to this Plan, the identity of the Recipient of each such payment, the amount paid to the Distributor, and the Distribution and Service Costs and Carry Forward Expenses for that period. The report shall state whether all provisions of Section 3 of this Plan have been complied with. The Distributor shall annually certify to the Board the amount of its total expenses incurred that year and its total expenses incurred in prior years and not previously recovered with respect to the distribution of Shares in conjunction with the Board's annual review of the continuation of the Plan.

6. Related Agreements. Any agreement related to this Plan shall be in writing and shall provide that: (i) such agreement may be terminated at any time, without payment of any penalty, by a vote of a majority of the Independent Directors or by a vote of the holders of a "majority" (as defined in the 1940
Act) of the Fund's outstanding voting securities of the Class, on not more than sixty days written notice to any other party to the agreement; (ii) such agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act); (iii) it shall go into effect when approved by a vote of the Board and its Independent Directors cast in person at a meeting called for the purpose of voting on such agreement; and (iv) it shall, unless terminated as herein provided, continue in effect from year to year only so long as such continuance is specifically approved at least annually by a vote of the Board and its Independent Directors cast in person at a meeting called for the purpose of voting on such continuance.

7. Effectiveness, Continuation, Termination and Amendment. This Plan has been approved by a vote of the Board and its Independent Directors cast in person at a meeting called on October 26, 1993 for the purpose of voting on this Plan, and takes effect as of the date first set forth above. Unless terminated as hereinafter provided, it shall continue in effect from year to year from the date first set forth above or as the Board may otherwise determine only so long as such continuance is specifically approved at least annually by a vote of the Board and its Independent Directors cast in person at a meeting called for the purpose of voting on such continuance. This Plan may not be amended to increase materially the amount of payments to be made without approval of the Class C Shareholders, in the manner described above, and all material amendments must be approved by a vote of the Board and of the Independent Directors. This Plan may be terminated at any time by vote of a majority of the Independent Directors or by the vote of the holders of a "majority" (as defined in the 1940 Act) of the Fund's outstanding voting securities of the Class. In the event of such termination, the Board and its Independent Directors shall determine whether the Distributor is entitled to payment from the Fund of all Carry Forward Expenses and related costs properly incurred in respect of Shares sold prior to the effective date of such termination, and whether the Fund shall continue to make payment to the Distributor in the amount the Distributor is entitled to retain under part (d) of Section 3 hereof, until such time as the Distributor has been reimbursed for all such amounts by the Fund, by retaining CDSC payments, or by a combination of both.


                              OPPENHEIMER MAIN STREET FUNDS, INC.
                              on behalf of OPPENHEIMER MAIN STREET
                              INCOME & GROWTH FUND


                              By:_________________________________


                              OPPENHEIMER FUNDS DISTRIBUTOR, INC.


                              By:__________________________________


                                      2